Exhibit 99.1

The St. Joe Company - NYSE:JOE - Reports First Quarter 2003 Net Income of $14.4 Million, or $0.18 Per Share

    JACKSONVILLE, Fla.--(BUSINESS WIRE)--April 22, 2003--The St. Joe Company (NYSE:JOE):

    --  EBITDA for First Quarter 2003 Was $34.9 Million, or $0.45 Per
        Share

    --  St. Joe Reaffirms 2003 Full Year Guidance

    --  SummerCamp Receives Land-Use Approvals

    The St. Joe Company (NYSE:JOE) today announced that its first quarter 2003 Net Income was $14.4 million, or $0.18 per diluted share, compared with $74.4 million, or $0.90 per diluted share, for the first quarter of 2002. First quarter 2002 Net Income included $2.0 million, or $0.02 per share, from the operations of Arvida Realty Services
(ARS), which was sold on April 17, 2002, and a net-of-tax gain of $61.5 million, or $0.74 per share, relating to the settlement of a portion of forward sale contracts.
    Net Income also includes conservation land of $8.3 million, or $0.11 per share, in the first quarter of 2003 versus $3.7 million, or $0.04 per share, in the first quarter of 2002.
    Unless otherwise indicated, discussion of results for the first quarter of 2002 in this release includes the operations of ARS. ARS is treated as a discontinued operation in the company's financial statements. The forward sale of securities, which produced a $61.5 million gain in the first quarter of 2002, is described in the company's earnings release dated February 9, 2000.
    "JOE turned in a solid first quarter, showing real strength in a very difficult world," said Peter S. Rummell, chairman and CEO of St. Joe. "Once again our performance has underscored JOE's strong balance sheet, low-basis land and focused strategy. With this early showing, we are reaffirming our guidance for 2003, as we keep a cautious eye on local, national and international situations."
    Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2003 were $34.9 million, or $0.45 per share, compared to $35.8 million, or $0.43 in the first quarter of 2002. First quarter 2002 EBITDA included $4.2 million, or $0.05 per share, from the operations of ARS.
    EBITDA also includes conservation land EBITDA of $13.1 million, or $0.17 per share, in the first quarter of 2003, compared to $6.1 million, or $0.07 per share, in the first quarter of 2002.
    Table 1 summarizes Net Income and EBITDA for the quarters ended March 31, 2003 and 2002. Table 10 provides a reconciliation of Net Income to EBITDA.
    "Traffic of qualified buyers seeking to make a home site or home purchase at our Northwest Florida resort-residential communities remains strong, while sales at our primary home communities continue to be brisk," said Rummell. "Victoria Park, near Orlando, and SouthWood, in Tallahassee, each had their best quarter ever. Sales at Victoria Park are now hitting their stride and the number of sales during the quarter at SouthWood hit a high mark for that community."
    "Our resort communities in Northwest Florida also continue to show strength, even though the first quarter is the off-season for this part of Florida," said Rummell. "WaterColor, our signature community, continues to make steady progress, and WaterSound, four miles to the east, had a very strong quarter."
    "Our commercial division also had a strong quarter with significant sales of commercial properties both inside and outside JOE communities," said Rummell. "We are seeing buyers for different property uses including apartment complexes, retail sites and several commercial properties."


                                Table 1
                          Summary of Results
            (dollars in millions except per share amounts)

                                               Quarter-Ended
                                               -------------
                                       March 31, 2003   March 31, 2002
                                      ----------------  --------------
Consolidated
       Net Income                           $14.4           $74.4
       Net Income per diluted share         $0.18           $0.90
       EBITDA                               $34.9           $35.8
       EBITDA per diluted share             $0.45           $0.43


                                OUTLOOK

    Guidance for 2003 Reaffirmed

    "Building on a good first quarter and with a strong pipeline of business, we look ahead to the remainder of this year with increased confidence," said Kevin M. Twomey, president, COO and CFO of St. Joe.
    "In February, we made comparisons to 2002 excluding three large items in that year: conservation land ($30.1 million pretax; $18.5 million net income), gain on the sale of ARS ($33.7 million pretax; $20.7 million net income) and gain on the forward sale of equity securities ($132.9 million pretax; $86.4 million net income)," said Twomey. "Excluding those three items, 2002 earnings per share was $0.60. At that time we expected the full year 2003 per share income, before conservation land, to increase by 5 to 15 percent over that adjusted 2002 total."
    "We are pleased to reaffirm these expectations," said Twomey. "Results from Arvida are expected to continue to grow in 2003,"
said Twomey. "We expect these results will reflect solid progress, particularly at WaterColor, as future phases come to market, and WaterSound as the community matures. Contributions from a number of primary home communities such as James Island, St. Johns Golf and Country Club, Victoria Park and SouthWood in Florida, and Saussy Burbank in North and South Carolina are also important."
    "During 2003, St. Joe Commercial will focus on the development and sale of retail and commercial properties in Northwest Florida," said Twomey. "We expect St. Joe Commercial pretax income from continuing operations to be up considerably compared with 2002. The first quarter was a good start. We have a good commercial pipeline and are optimistic about prospects."
    "We also expect continued good results from the St. Joe Land Company at or near the same level as in 2002," said Twomey. "Although St. Joe Land produced lower income in the first quarter than it did last year, the second quarter pipeline is strong."
    "We expect pretax income from conservation land sales to be well above 2002's $30.1 million, with a relatively large amount expected in late 2003," said Twomey. "As always, the timing of such transactions is difficult to predict. We expect the average price per acre for conservation land sales in 2003 to be below the relatively high level achieved in 2002, reflecting the differing characteristics of the specific parcels expected to be sold this year."
    "In discussing our second quarter 2003 expectations, we will make comparisons to the second quarter of 2002 excluding two items in that quarter: conservation land ($1.1 million pretax; $0.7 million net income) and the gain on the sale of ARS ($33.7 million pretax; $20.7 million net income)," said Twomey. "Excluding those two items, second quarter 2002 earnings per share were $0.14."
    "For the second quarter of 2003, the company expects earnings per share, before conservation land, to exceed that adjusted total of the second quarter 2002," said Twomey.
    "We are pleased to report these expectations, particularly since the net income in the second quarter of 2002 benefited from earnings from the Arvida/JMB Partnership of $0.04 per share," said Twomey. "In addition, we expect the after-tax earnings contribution from the over-funded pension plan in the second quarter of 2003 to be substantially lower than in the same quarter a year ago."
    "We anticipate having sufficient resources available to fund development efforts, repurchase shares and acquire surrendered shares," said Twomey. "Timing of repurchase activity will reflect the magnitude and timing of cash flows and earnings."
    "JOE has been able to continue to build momentum in the seasonally slow first quarter. This is especially impressive given the challenging economic conditions that exist today," said Twomey. "We believe we can continue to make steady progress for the remainder of 2003, and feel we are well positioned to make continued gains as uncertainty in the markets and the world eases."

                       STOCK REPURCHASE PROGRAM

    During the first quarter of 2003, the company acquired 803,404 of its shares at a cost of $22.3 million, or an average price of $27.78 per share. Of these amounts, 494,000 shares were acquired through open market purchases for $13.8 million, an average of $27.96 per share; 266,220 shares were purchased from the Alfred I. duPont Testamentary Trust for $7.3 million, an average of $27.43 per share; and 43,184 shares of stock were surrendered by company executives with a value of $1.2 million as payment for the strike price and taxes due on stock options that were exercised, and taxes due on restricted stock that had vested.


                                Table 2
                       Stock Repurchase Activity
                        Through March 31, 2003

                                        Shares
                 -----------------------------------------------------
                   Purchased    Purchased
     Year         From Public   From Trust   Surrendered     Total
---------------  ------------- ------------ ------------- ------------

1998                2,574,200        --        11,890       2,586,090
1999                2,843,200        --        11,890       2,855.090
2000                3,101,566      415,500       --         3,517,066
2001                3,485,400    3,585,900     58,550       7,129,850
2002                2,583,700    2,586,206    256,729       5,426,635
2003 (1st Qtr.)       494,000      266,220     43,184         803,404
                 ------------- ------------ ------------- ------------
Total/Weighted
 Average           15,082,066    6,853,826    382,243      22,318,135
                 ============= ============ ============= ============

                             Table 2 Continued

                  Total Cost    Average
     Year            (in         Price
                   millions)
---------------  ------------  ---------

1998                 $55.5      $21.41
1999                  69.5       24.31
2000                  80.2       22.78
2001                 176.0       24.67
2002                 157.6       29.03
2003 (1st Qtr.)       22.3       27.78
                 ------------  ---------
Total/Weighted
 Average            $561.1      $25.12
                 ============  =========


    Since January 1, 1998, 22,318,135 shares have been acquired through the repurchase and surrender of shares for $561.1 million.
    At March 31, 2003, the company had 75,856,497 shares outstanding. The number of weighted-average diluted shares in the first quarter of 2003 was 78,333,833. At March 31, 2003, $99.3 million remained of the company's fourth stock repurchase authorization of $150 million.
    "We continue to make good progress on our program to acquire stock through purchase and surrender of shares," said Twomey. "We remain optimistic about reaching the benchmark of $150 million we have established for the program this year, and continue to view the program as an important contributor to shareholder value."

                      THE VALUE CREATION PROCESS

    "During the first quarter, JOE continued to make solid progress on long-term efforts to create a legacy of value for shareholders through the entitlements process," said Rummell. "Currently, JOE has more than 14,000 residential and resort units across Florida at various points in the entitlements process. Because there are many steps in the permitting process, it is difficult to predict, with any accuracy, when and if approvals for any particular project will be obtained."
    "These projects represent a pipeline of future value," said Rummell. "It is important to note that these projects use a very small percentage of JOE's land holdings, and that they are distributed across the northern part of Florida."
    "We are particularly pleased with the progress that has been made with SummerCamp, a proposed 784-acre community now in the entitlement stage in Franklin County," said Rummell. "On April 3, 2003, state and local land-use approvals for SummerCamp were finalized. While there are a number of permitting steps remaining, we are planning for sales to start in this new community of 499 units in 2004."
    A small scale comprehensive plan amendment was approved in the first quarter for the first phase of 30 home sites for Tarpon Sound, a 90-unit neighborhood in Carrabelle in Franklin County designed for affordable living. A number of regulatory steps remain before sales can begin.
    An annexation and rezoning request was approved for Jones Homestead, also designed for affordable living, in Gulf County near Port St. Joe. A number of additional regulatory steps remain before sales begin in this 90-unit neighborhood near Gulf Coast Community College.
    The Walton County Commission approved a comprehensive plan amendment for a future phase of WaterSound on March 31, 2003. This new community, which will require a Development of Regional Impact (DRI), is being designed for approximately 1,000 units on about 1,440 acres.
    A development agreement was approved in the first quarter for East Lake Powell, a 350-unit community on 181 acres in Bay County.
    Also in the first quarter, a DRI was submitted for future phases of WindMark Beach in Gulf County for 1,550 units on 2,000 acres.
    In Northeast Florida, St. Joe filed a DRI on April 4, 2003 for RiverTown, a new mixed-use 4,500-unit community on 4,200 acres in St. Johns County near Jacksonville. RiverTown is being planned along more than three miles of frontage on the St. Johns River.
    A Detail Specific Area Plan (DSAP), a continuation of the entitlements process for the West Bay Sector Plan, has been submitted to Bay County for approval. This DSAP proposes 5,500 residential units and 4.2 million square feet of commercial space near the site proposed for the relocation of the Panama City - Bay County International Airport.


                                Table 3
    Summary of Current Large Scale Residential Entitlement Efforts(a)

                                      Approximate
       Project             County        Units         Acres
----------------------   ----------  -------------  -----------
WaterSound
    Next phase           Walton          1,000         1,440
WindMark Beach
    Future phase         Gulf            1,550         2,000
Jones Homestead          Gulf               90            94
East Lake Powell         Bay               350           181
SummerCamp               Franklin          499           784
Tarpon Sound             Franklin           90           300
RiverTown                St. Johns       4,500         4,200
RiverCamps on Crooked
 Creek                   Bay               450         1,490
                                     -------------  -----------
Subtotal
   Planned Projects                      8,529        10,489

West Bay DSAP(b)         Bay             5,500         2,100
                                     -------------  -----------

Grand Total                             14,029        12,589
                                     =============  ===========

(a) All developments listed above have a number of entitlements steps remaining that could affect the timing, scale and viability.
(b) West Bay DSAP filed as a component of the West Bay Sector Plan Overlay. Development timing within the DSAP has not been determined.


                   NORTHWEST FLORIDA INFRASTRUCTURE

    "JOE continues to make significant progress in the effort to help Northwest Florida improve its regional infrastructure," said Rummell. "Working with local communities to improve roads, air service, health care, education and economic development will benefit both JOE and the people who call Northwest Florida home."

    Sacred Heart Hospital on the Emerald Coast

    In January 2003, Sacred Heart Health System held the grand opening of its new 50-bed hospital in south Walton County, built on land donated by St. Joe. The new facility includes 24-hour emergency care, an intensive care suite and a chest pain center, in addition to a host of comprehensive specialty services. The hospital is located near WaterColor, WaterSound and other Arvida projects.
    "After only months of operation, the potential of this high quality hospital is being realized in its ability to deliver superior health care in this part of Northwest Florida," said Rummell. "Progress is being made on plans to bring quality health care to other parts of the region."

    The Paper Mill at Port St. Joe

    In the first quarter, demolition of the paper mill at Port St. Joe continued. Several structures were imploded in January 2003 at the mill site now owned by the Smurfit-Stone Container Corporation. The mill was previously owned by St. Joe and was sold in 1996.
    The demolition of the mill, scheduled to conclude by the end of 2003, clears the way for the economic redevelopment of this strategically located waterfront site.

    St. Joe Community Foundation

    Earlier this month, The Northwest Florida Improvement Foundation, established by St. Joe in 1998, changed its name to the St. Joe Community Foundation (STJCF).
    The foundation is funded by a 0.5 percent contribution from each sale of properties in specific St. Joe communities. Funding is directly linked to the success of communities like WaterColor, WaterSound and WindMark Beach. Deed covenants, mandated by St. Joe at the initial sale, require contributions to STJCF on initial and subsequent sales of property.
    STJCF has formed alliances with other charitable and civic groups in Northwest Florida that have resulted in positive changes for Northwest Florida, including funding for health care, education, recreation, public libraries, conservation and the arts.
    "The St. Joe Community Foundation has distributed over $1 million to programs dedicated to improving the quality of life in Northwest Florida," said Rummell. "Exceeding the million dollar mark in just three years is a significant milestone for the foundation. However, we have seen only the beginning of its potential. STJCF represents our long-term commitment to the region's civic infrastructure, quality of life and working with others in the community to make Northwest Florida a better place to live."

                            SEGMENT RESULTS

    COMMUNITY DEVELOPMENT

    Arvida Community Development's pretax income from continuing operations for the first quarter of 2003 was $8.5 million, compared with $9.4 million in the first quarter of 2002. This level of contribution is noteworthy given that results for the first quarter of 2003 include a pretax $3.5 million charge from the Arvida/JMB Partnership, while results for the first quarter of 2002 include a $5.4 million positive contribution from the Partnership.
    The Arvida/JMB Partnership has finalized its estimates of future costs and future cash distributions associated with the completion of operations. As a result, the company has adjusted its investment in the partnership by a $3.5 million pretax loss in the first quarter of 2003. Based on current expectations, the company anticipates no material losses in future periods.
    "Florida's housing market continues to be resilient," said Rummell. "Despite uncertainty in the national economy and concern over the war in Iraq, we continue to see real strength in our Florida markets. Several of our residential communities had their best quarters ever - and our resort communities continue to perform very well. The traffic at our sales centers appears to be coming from multiple sources, backgrounds and a wide range of feeder markets."


                                Table 4
                     Arvida Community Development
                            ($ in millions)

                         For the Three Months
                            Ended March 31

                               Closings

                          2003                         2002
               -------------------------------------------------------
                 Units   Revenue   Gross      Units   Revenue  Gross
                                   Profit                      Profit
               --------- -------- --------   -------- ------- --------
Home Sites         82     $17.3    $11.2        72     $13.3    $8.4
Homes             224     $67.9    $12.8       187     $43.0    $6.7
               --------- -------- --------   -------- ------- --------
Total             306     $85.2    $24.0       259     $56.3   $15.1
               ========= ======== ========   ======== ======= ========

                         Units Under Contract
                              At March 31

                                     2003      2002
                                  --------------------
                Home Sites             85        78
                Homes                 313       257
                                  --------------------
                Total                 398       335
                                  ====================


    Northwest Florida

    WaterColor

    In the first quarter of 2003, contracts closed on 16 home sites and 8 housing units at WaterColor. During the quarter, contracts for 10 home sites were accepted at an average price of $293,000.
    "WaterColor has arrived much faster than we thought," said Rummell. "It has become the place we had planned and dreamed it would be. We are starting to see existing homeowners move up to more expensive homes within the community, as the value of their original investment has increased."
    "At WaterColor, we have transitioned from phase one to phase two of the project," said Rummell. "But even as the product for sale moved further back from the beach, the pace and pricing has remained consistent with our experience in phase one. The first quarter is the off-season for this part of Florida, yet qualified traffic at WaterColor remained strong. We appear to be well-positioned as we move into the spring buying season."
    Infrastructure in phase two, with 266 home sites, is expected to be completed in the second quarter of 2003. At the end of the first quarter of 2003, 132 phase two home sites had been sold.
    Infrastructure construction of phase three, with 248 home sites, has begun. A pedestrian bridge spanning Western Lake, connecting the Boat House area to phase three, is under construction. The master plan features a third community pool, along with a community center that will be used for a variety of functions. "We believe WaterColor's phase three will be an exciting part of the project," said Rummell.
    Since WaterColor's inception through March 31, 2003, contracts, pending or closed, totaled 436 units. WaterColor is expected to have 1,140 units at full build-out.
    Earnings from WaterColor are expected to be completed in 2007 to 2008.

    WaterSound Beach

    In the first quarter of 2003, contracts were closed on eight home sites at WaterSound Beach. During the quarter, contracts were accepted for eight home sites at an average price of $602,000. Since WaterSound Beach's inception through March 31, 2003, contracts pending or closed totaled 175 units. WaterSound Beach is expected to have 499 units at full build-out.
    At the end of the first quarter, Arvida had accepted contracts for 59 of 81 beachfront multi-family units designed by Graham Gund, that are expected to be completed later this year. Based on strength of demand, we have increased unit pricing on selected units.
    The pool house in the Bridges neighborhood of WaterSound Beach is nearing completion. In addition, a system of boardwalks across the dunes to WaterSound's spectacular beach is nearing completion.
    In the first quarter, Southern Accents magazine broke ground for its 2004 Show House at WaterSound Beach. The 4,500-square-foot home, to be featured in the magazine's July/August 2004 issue, is scheduled to open for public tours Memorial Day weekend in 2004.
    Earnings from the current phases of WaterSound Beach are expected to continue for another three to four years.

    WaterSound, Next Phase

    Arvida has started predevelopment planning for a future phase of WaterSound on approximately 1,440 acres of timberland between U.S. 98 and the Intracoastal Waterway. On March 31, 2003, Walton County approved a comprehensive plan amendment for the next phase of the community. Planned for approximately 1,000 units, a DRI is expected to be filed in the second quarter of 2003 for an approval process expected to continue from 12 to 18 months. Assuming that requisite approvals are obtained, sales are expected to begin in early 2004.
    "Under the proposed master plan, this future development of WaterSound is being designed with an excellent package of amenities including golf, tennis and beach access," said Rummell.

    East Lake Powell

    On March 13, 2003, a development agreement was approved for East Lake Powell, a 350-unit community on 181 acres in Bay County. With 4,300 feet of frontage on Lake Powell, a rare coastal dune lake, Arvida is planning this community for the pre-retirement market. A number of predevelopment regulatory steps remain. "We plan to begin work on this community when it is strategically advantageous," said Twomey.

    WindMark Beach

    During the first quarter of 2003, contracts for 6 home sites were closed at WindMark Beach in Gulf County. From WindMark Beach's inception through March 31, 2003, contracts for 93 home sites have been accepted or closed at an average price of $319,000. Plans for this phase of WindMark Beach include 110 home sites, a pool club and several community docks, as well as an extensive conservation area accessible by boardwalks and trails.
    "Our pricing over the past year has far exceeded expectations," said Rummell. "In the first quarter of 2003, there were 6 home sites closed at an average price of $603,000. Of those, there were 3 beachfront home sites closed at an average price of $732,000 in the first quarter, compared to 3 beachfront home sites closed in the first quarter of 2002 for an average price of $403,000. Beachfront home sites are now offered at $925,000. This makes us even more enthusiastic about prospects for the next phase of WindMark Beach."
    Earnings from the current phase of WindMark Beach are expected to be completed this year or next, depending on when remaining units for sale are released.

    WindMark Beach, Future Phase

    Arvida has started predevelopment planning for a future phase of WindMark Beach with 1,550 units on approximately 2,000 acres of timberland along 15,000 feet of beachfront owned by St. Joe. A DRI for these future phases is expected to require 12 to 18 months and was filed in March of 2003.
    "Under the proposed master plan, WindMark Beach embraces, restores and protects a beautiful beach and makes it accessible to the public with activities that center on family fun," said Rummell. "Together with the Gulf County community, we are planning WindMark Beach so that it respects the local culture, landscape, architecture and the environmentally special lands nearby."
    The master plan for the additional WindMark Beach development calls for the realignment of approximately 3.5 miles of US 98 in Gulf County. Field survey work and project engineering and design continued in the first quarter. Current plans provide that once the new highway is completed, the existing roadbed, through St. Joe's land, would be restored to create a natural beachfront trail system. No development is planned seaward of the beachfront trail, and St. Joe will provide public beach parking areas and multiple access points for the general public.

    SouthWood

    In the first quarter of 2003, contracts were closed on 8 home sites and 25 homes at SouthWood. During the quarter, contracts for 21 home sites and 46 housing units were accepted at SouthWood at average prices of $93,000 and $233,000, respectively.
    "We're pleased that SouthWood saw its best quarterly sales pace," said Rummell. "It's a testament to the quality of the product we are bringing to the market. It's a community that keeps getting better and better as amenities and commercial properties are integrated."
    During the first quarter of 2003, Southern Living magazine selected SouthWood as the location for a 2003 Idea House, designed to incorporate the latest ideas in home design and decor. The 3,269-square foot home is scheduled to open for public tours in early summer 2003 through the beginning of fall. It will be featured in the August 2003 issue of the magazine.
    From SouthWood's inception through March 31, 2003, contracts pending or closed totaled 440 units. SouthWood is planned for approximately 4,250 residential units plus a variety of retail shops, restaurants, community facilities, light industrial sites and professional offices.
    Earnings from SouthWood are expected to continue for more than 15 years.

    SummerCamp

    On April 3, 2003, the comprehensive plan amendment for SummerCamp became final. The new beachfront vacation and second-home community in southeastern Franklin County is being planned for 499 units on 784 acres of St. Joe timberland. Several environmental regulatory steps remain.
    "We have made good progress at SummerCamp," said Rummell. "We have completed an important phase of the entitlements process, and while there are steps remaining, we anticipate sales will begin in 2004."
    SummerCamp is a family destination, 45 minutes south of Tallahassee, on the Gulf of Mexico. Current plans call for a beach club with cabanas, observation piers, a community dock and miles of interconnected nature trails.
    "Arvida's SummerCamp masterplan evokes the traditional family camps of Old Florida," said Rummell. "We are working to create an architectural style that is true to the roots of older and well recognized communities like St. Teresa and Apalachicola, in Franklin County."
    "We plan to develop SummerCamp in a way that respects and enhances the special personality of this region of Florida," said Rummell. "We want SummerCamp to capture the charm of Forgotten Florida. We will emphasize deep respect for the land, water, our neighbors and the wonderful traditions and quality of life found in Franklin County."

    St. James Island

    Also in January of 2003, the Franklin County Board of Commissioners unanimously approved a long-term visioning process for Franklin County. The visioning process is focused on updating the Franklin County Comprehensive Plan. In addition, St. Joe has agreed to prepare a land plan for it holdings on St. James Island. St. James Island is located in the eastern end of Franklin County and represents an area of approximately 49,000 acres, of which 37,000 acres are owned by St. Joe, including the parcel on which SummerCamp is to be developed.
    The planning process is expected to be similar in scope to the West Bay Sector planning effort in Bay County. Florida State University has been contracted by the county to facilitate the public visioning and consensus building process, which is expected to last approximately one year. The St. James Island Plan is expected to be completed during the fall of 2003 and presented for County Commission consideration by February 2004.

    Northeast Florida

    St. Johns Golf & Country Club

    In the first quarter of 2003, contracts were closed on 17 homes at St. Johns Golf & Country Club. During the quarter, contracts for 32 homes at St. Johns were accepted at an average price of $323,000.
    Since St. Johns' inception through March 31, 2003, contracts pending or closed totaled 366 units at this 799-unit residential development south of Jacksonville in St. Johns County. With these results well ahead of original projections, infrastructure construction is now underway on future phases.
    Earnings from St. Johns Golf & Country Club are expected to continue for another four to five years.

    James Island

    A total of 13 contracts for homes were closed in the first quarter of 2003 at James Island in Jacksonville. Contracts were accepted during the quarter for 10 units with home prices averaging $313,000. The 26 units remaining in the 365-unit development are expected to be sold in 2003.

    RiverTown

    On April 3, 2003, a DRI was filed for RiverTown in St. Johns County. RiverTown is located on approximately 4,200 acres and is being planned for 4,500 units with 3.5 miles of frontage on the St. Johns River. "Planning objectives focus on the riverfront and JOE's unique ability to provide high-value community development, with significant public access to the river, not found elsewhere in this market," said Rummell. The DRI process is expected to require 12 to 18 months.

    Central Florida

    Victoria Park

    After a slow start last year, sales have accelerated at Victoria Park. Contracts for 22 homes and 10 home sites were closed in the first quarter of 2003 at Victoria Park, located between Orlando and Daytona Beach, and set on 1,859 acres in the historic college town of DeLand. In the first quarter of 2003, contracts were accepted on 39 homes and 9 home sites at an average price of $187,000 for the homes and $69,000 for the home sites. The development had its best quarter ever in terms of sales. This mixed-used community is planned for approximately 4,000 residences built among parks, lakes and conservation areas.
    Since Victoria Park's inception through March 31, 2003, contracts pending or closed totaled 205 units.
    "Victoria Park's diversity of product - ranging from family-oriented neighborhoods to a golf community to age-restricted homes is being well-matched with a diversity of buyers in terms of price, product and lifestyle choices," said Rummell. "These customers are relocating from a wide variety of markets, with approximately 25 percent coming from outside Florida. We believe this diversity is a strong advantage."
    Sales are expected to continue at Victoria Park for more than 10 years.

    Celebration

    Sales are expected to get underway early in the third quarter of 2003 on a 160-acre village in Celebration, Florida near Orlando. Infrastructure construction for phase one is underway and is expected to be concluded in the third quarter. The neighborhood, located in the southernmost portion of Celebration Avenue, will be geared toward the growing Baby Boomer market.
    Plans for the neighborhood feature approximately 300 single-family homes including 47 town homes and 300 condominium homes, along with parks, trails, an outdoor performance area and a community clubhouse with a fitness center, pool and educational and recreational programming.
    "This new product in the Orlando market is being positioned to accommodate a rapidly growing segment of Florida homebuyers - Baby Boomers," said Rummell. "While oriented towards adults, it will not have any age restrictions for purchasing or living in the community."

    Other Residential

    In the first quarter of 2003, Saussy Burbank, St. Joe's home builder based in Charlotte, N.C., closed the sale of 105 homes compared to 100 homes in the first quarter of 2002. During the quarter, contracts were accepted for the sale of 144 homes at an average price of $207,000.

    ST. JOE LAND COMPANY

    St. Joe Land Company's pretax income from continuing operations was $4.5 million in the first quarter of 2003, compared with pretax income of $12.2 million in the first quarter of 2002. "Although St. Joe Land's sales were below last year's level in the first quarter, the pipeline for sales in the second quarter is quite strong," said Twomey.
    "We are particularly pleased at the range and variety of product being sold - and by the creativity our land sales unit has shown in marketing our land holdings," said Twomey. "To build future earnings, St. Joe Land is seeking additional entitlements and zoning improvements throughout our land holdings. This rural development program is designed to facilitate alternative uses and increase yield per acre."



                                Table 5
                         St. Joe Land Company
                        Quarter-Ended March 31

              Number    Number of    Average   Gross Sales   Gross
Period       of Sales     Acres     Price Per     Price      Profit
                                       Acre       (in         (in
                                                millions)   millions)
------     ------------ ----------  ---------- ----------- ----------

 2003          39         3,850      $1,922       $7.4       $6.0
 2002          37         9,439      $1,632      $15.4       $13.5


    RIVERCAMPS

    The pace of predevelopment planning and preliminary marketing for RiverCamps intensified in the first quarter of 2003. RiverCamps are planned settlements in rustic settings - each designed to respond to the land's unique character.
    "We are very excited as we move closer to the sales launch of our RiverCamps product later this year," said Rummell. "The concept has evolved into something very special - and we believe the marketplace is going to respond quite favorably to this exciting new product. A RiverCamps concept home was featured as Home & Garden Television's 2003 Dream Home in the first quarter. The home was also featured in Coastal Living magazine."
    RiverCamps are a real estate product that will provide easy access to the beautiful rivers, bays and waterways of Northwest Florida by offering a personal retreat in a private, woodland preserve, with the services and activities buyers need to enjoy the property to its fullest. Each RiverCamp is envisioned as a one- to two-acre home site sold fee-simple, surrounded by lands to be preserved as conservation areas. Work is underway on other potential RiverCamps sites in Bay County.

    RiverCamps on Crooked Creek

    RiverCamps on Crooked Creek is expected to be the first RiverCamps location to have homes and home sites ready for sale. Located on approximately 1,490 acres of former timberland, RiverCamps on Crooked Creek offers bay-front, bay-view, lake, marsh and woodland home sites set within a proposed conservation area.
    With water on three sides, RiverCamps on Crooked Creek features views of West Bay, the Intracoastal Waterway and Crooked Creek. While a number of predevelopment steps remain, the parcel is planned for up to 450 home sites. Prices for home sites are expected to start at approximately $75,000 and range upward to over $400,000. A variety of RiverCamp floor plans, typically from 1,800 to 2,400 square feet, are being developed.
    "This first RiverCamps site is located near one of Northwest Florida's most beautiful bay systems," said Rummell. "The site provides boating and fishing on both fresh and salt water with access to hundreds of miles of waterways and the Gulf of Mexico. Plans call for the sale of home sites and turnkey dwellings along and near the waterfront. A full menu of owner services is now being developed."
    "We believe the land plan, the architecture and the programming for RiverCamps on Crooked Creek will be very appealing to a broad range of customers," said Rummell. "And we believe potential purchasers will appreciate the opportunity to be a part of broader conservation efforts in Northwest Florida."

    CONSERVATION LAND

    In 2003's first quarter, the company sold 13,917 acres of conservation land for a gross sales price of $14.9 million, or $1,071 per acre.
    Conservation Land's pretax income from continuing operations for the first quarter of 2003 was $13.1 million, compared with $6.1 million during the first quarter of 2002.
    "JOE's conservation land sales create value in many ways," said Twomey. "Obviously the sales add to our bottom line, but more importantly, conserving the best of Northwest Florida adds value to our other land holdings in the region. Our long-term business interests are served well by ensuring the protection of Northwest Florida's special places and quality of life. We hope to make several significant conservation land sales in 2003 and over the next several years."
    Currently there is activity underway to sell as many as 9 additional parcels in 2003, totaling approximately 75,000 acres of conservation land, to state and private conservation interests. Additionally, 12 tracts totaling more than 75,000 acres are being considered for sale in years 2004 to 2006. "The timing and sequence of these transactions is uncertain and some transactions could be delayed," said Twomey.

    COMMERCIAL REAL ESTATE

    During the first quarter of 2003, the Commercial Division closed on the sale of 15 land parcels totaling 151 acres at an average price of $36,000 per acre, and continued to build its pipeline of future income.
    Pretax income from continuing operations for St. Joe Commercial, which includes Advantis Real Estate Services, St. Joe's real estate services company, totaled $3.5 million for the first quarter of 2003, compared with a loss of $0.9 million in the same quarter of 2002.
    Advantis had a first quarter 2003 pretax loss of $1.6 million compared to a loss of $2.1 million in last year's first quarter after excluding a profit of $0.5 million in 2003 and $0.3 million in 2002 relating to inter-company transactions. "Despite the interruption of three consecutive profitable quarters, we believe Advantis will continue its year-over-year performance improvement in a very difficult environment for commercial services companies," said Twomey. "We continue to be encouraged by the Advantis brokerage pipeline and indications of increasing brokerage activity. In addition, we are pleased with the success Advantis is having in recruiting and business development during a period of consolidation in the industry."
    "St. Joe Commercial just completed one of its best quarters in Northwest Florida," said Twomey. "First quarter commercial land sales in Northwest Florida increased significantly over the prior period in 2002. Our prospects look strong for 2003, but as we have said in the past, we expect earnings from these sales to be 'lumpy', and the timing of transactions is very difficult to predict."
    "St. Joe Commercial has made significant progress in establishing value for land for retail use in Northwest Florida," said Twomey. "Since many retail users have not yet recognized the opportunities of this part of Florida, we believe there is substantially more untapped potential for additional value and velocity."
    "We are pleased with St. Joe Commercial's diversified strategy and innovative approaches such as commerce parks designed for the needs of light industrial users," said Twomey. "With master plans that transfer value from the frontage of major highways inland, we have added value to interior timberland, and at the same time improved traffic flows. But just as important, the commerce parks have become 'landing zones' for jobs in their respective communities."
    Table 6 summarizes Florida commercial real estate sold by St. Joe Commercial in the first quarter of 2003.


                                Table 6
                          St. Joe Commercial
                          Florida Land Sales
                     Quarter-Ended March 31, 2003

                                                            Average
                      Number of               Gross Sales Price/Acre
    Land                Sales     Acres Sold     Price       (in
                                                 (in       Thousands)
                                               Thousands)
--------------      ------------- ----------- ----------- -----------
Unimproved                6(a)       129        $4,403       $34
Improved                  9           22         1,088        49
                    ------------- ----------- ----------- -----------
Total/Average            15          151        $5,491       $36
                    ============= =========== =========== ===========

(a) Includes one sale of 77 acres, only 10 of which are developable.


    Northwest Florida

    WaterColor Crossings

    In the first quarter of 2003, St. Joe Commercial began development of WaterColor Crossings, a commercial center in WaterColor, with a new full-service 28,800-square-foot Publix Super Market. Construction of the new Publix is underway and is scheduled to open in the fall of 2003. The new center has an additional 14,400 square feet of retail space and three out-parcels for retail operations.
    "WaterColor Crossings is designed to be a second town center and will help make WaterColor a true community where people live and build family connections," said Twomey. "It will provide the kind of convenience and service that mark a permanent neighborhood."

    SouthWood Village

    Construction of a new Publix Super Market is also underway at SouthWood Village, a retail development within SouthWood. The 45,000-square-foot facility is expected to open in September of 2003. Two additional retail parcels at SouthWood Village were sold in the fourth quarter of 2002 and contracts were accepted on four parcels. The remaining four retail parcels are being marketed by Advantis.
    "This new Publix Super Market is an important component of turning the SouthWood vision into reality," said Twomey. "It brings convenient shopping to the many other amenities at SouthWood, including easy access to outstanding schools, recreational opportunities and employment."

    Beckrich Office Park

    Construction continues on Beckrich Office Two, the second 35,000-square-foot office building in Beckrich Office Park in Panama City Beach. The building is scheduled to be completed in the third quarter of 2003.
    "Economic development is one of the primary objectives of our office product development in Northwest Florida," said Twomey. "Businesses want to know that they will have suitable facilities before they commit to a new location. Beckrich Office Park is an example of how this strategy is working."

    Pier Park

    Horizontal infrastructure construction continues at Pier Park, a mixed-use project in Panama City Beach. Pier Park is a public/private venture between St. Joe and the City of Panama City Beach with plans featuring retail, dining and family entertainment venues. Fronting on six acres of white-sand beach, the project has 50 acres of land available for retail, dining and entertainment facilities near the beach, plus hotel and timeshare sites and 70 acres of highway-oriented commercial land.

    Port St. Joe Commerce Center

    In the fourth quarter of 2002, St. Joe Commercial broke ground on the Port St. Joe Commerce Center. By the end of the first quarter, 28 percent of the acreage in the park, representing 16 acres on 5 parcels, was either sold or under contract for sale at an average price per acre of $25,000. The park, designed for small- and mid-sized businesses, has 57 net saleable acres. Horizontal construction is expected to be completed in the second quarter.
    "This new commerce center is a part of JOE's long standing efforts to support economic development in Gulf County and stimulate the creation of a more diverse employment base," said Twomey. "We are very pleased with the value that is being created at this commerce park for shareholders, as well as for the Port St. Joe community."

    Airport Commerce Center

    Construction is underway on the Airport Commerce Center in Tallahassee with approximately 26 parcels with 40 net saleable acres. Prices start at $76,000 per acre. The park is well-located on Tallahassee's Capital Circle near the airport in one of the city's premier industrial districts.

    Beach Commerce Center

    Since 2000, St. Joe Commercial has sold 42 acres for a total of $2.3 million at Beach Commerce Center in Panama City Beach, at an average sales price of $55,000 per acre. In the first quarter of 2003, St. Joe Commercial accepted one additional contract on a parcel within the park at a price of $60,000 per acre.
    There are a total of 116 net saleable acres remaining for light industrial and warehouse users at prices from $60,000 to $100,000 per acre for interior lots and up to $435,000 per acre for lots fronting on US 98. Interior lot pricing originally started at $45,000 per acre when the park opened in 2001.

    Northeast Florida

    245 Riverside

    Construction was completed at the end of the first quarter of 2003 for a 135,000-square-foot office project at 245 Riverside Avenue in Jacksonville, just south of the central business district. St. Joe relocated its corporate headquarters from leased space to the new, five-story building and occupies approximately 39,000 square feet. One additional lease has been executed for approximately 13,000 square feet. The remaining 83,000 square feet are being marketed by Advantis.

    Investment Property Portfolio

    St. Joe continues to redeploy the proceeds of land sales in a tax-deferred manner through the acquisition of commercial office buildings in select markets within the southeastern United States.
    St. Joe's portfolio of commercial office buildings, acquired through the capital redeployment program, approximates 1.6 million square feet and represents an aggregate investment of approximately $220 million.


                                Table 7
                     Investment Property Portfolio
                            March 31, 2003

                          Number of      Net Rentable       Leased
       Location           Properties     Square Feet      Percentage
----------------------   ------------  ---------------- -------------
Florida
   Tampa                      5             475,000          83 %
   Orlando                    2             313,000          69
   Other                      2             134,000          85
Atlanta                       2             401,000          87
Washington, DC                2             271,000          97
                         ------------  ---------------- -------------
Total                        13           1,594,000          84 %
                         ============  ================ =============


    ST. JOE TIMBERLAND COMPANY

    Pretax income from continuing operations for the forestry segment totaled $1.9 million for the first quarter of 2003, compared with $1.9 million in the respective 2002 period. "Harvesting operations at St. Joe Timberland are being held to a relatively conservative level while pulp and timber prices are at low levels," said Twomey. "However, the first quarter saw some improvement in pulp prices."

    ST. JOE HOSPITALITY GROUP

    During the first quarter the company closed its small hospitality unit, which had primarily provided fee-based hospitality development services to third parties.
    The organizational change is intended to improve the efficiency of operations and narrow the focus on our primary real estate development business in Florida. A portion of the hospitality development function and staff were integrated into other divisions of the company.

    OTHER INCOME (EXPENSE)

    Other income (expense), which includes dividend and interest income, gains (losses) on sales of investments and non-operating assets and miscellaneous income, and interest expense, was expense of $(2.3) million in the first quarter of 2003, compared with income of $93.5 million in the respective 2002 period. First quarter 2002, Other Income included the $94.7 million pretax gain on settlement of a portion of the company's securities forward-sale contracts.



                                Table 8
                        Other Income (Expense)
                            ($ in millions)

                                              Quarter-     Quarter-
                                                Ended        Ended
                                             March 31,     March 31,
                                                 2003         2002
                                            ------------  -----------
Dividend and interest income                    $0.2         $1.0
Interest expense                                (3.2)        (3.9)
Gain on valuation of derivatives                  --          0.9
Gain on settlement of forward sale contracts      --         94.7
Other                                            0.7          0.8
                                            ------------  -----------
Total                                          $(2.3)       $93.5
                                            ============  ===========


                                Table 9
                        Cash and Debt Schedule
                            ($ in millions)

                                         Quarter-Ended   Quarter-Ended
                                           March 31,        March 31,
                                              2003            2002
                                         -------------   -------------
Cash                                        $67.9           $41.3
                                         =============   =============

Debt
  Revolving debt facility                     --             15.0
  Medium term notes                         175.0           175.0
  Acquisition and other debt                  4.0             4.5
  Minimum liability on forward-sale of
   equity securities                          --             36.9
  Other collateralized/specific asset
   related debt                             155.1           137.5
                                         -------------   -------------
Total Debt                                 $334.1          $368.9
                                         =============   =============


                               Table 10
                Reconciliation of Net Income to EBITDA
                            ($ in millions)

                                        Quarter-Ended    Quarter-Ended
                                          March 31,        March 31,
                                             2003             2002
                                        --------------   -------------

Net Income                                  $14.4           $74.4
Plus:
  Income tax expense                          8.7            45.6
  Depreciation and amortization               6.6             5.8
  Interest expense                            4.7             5.1
  Other                                       0.5             0.5
Less:
  Gain on settlement of forward-sale
   contracts                                   --           (94.7)
  Gain on derivatives valuation                --            (0.9)
                                        --------------   -------------
EBITDA(a)                                   $34.9           $35.8
                                        ==============   =============

EBITDA per diluted share                    $0.45           $0.43
                                        ==============   =============

Weighted average diluted shares
 outstanding                              78,333,833      82,974,001

(a) We use a supplemental performance measure along with net income to report our operating results. This measure is Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"). EBITDA is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles. Additionally, EBITDA is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to cash flows as a measure of liquidity. However, we believe that EBITDA provides relevant information about our operations and, along with net income, is useful in understanding our operating results. EBITDA excludes gains from the sale of discontinued operations except for gains (losses) from sales of assets which are classified as discontinued operations under the provisions of FAS 144 and are sold in the normal course of business. EBITDA also excludes gains on sales of non-strategic lands and other assets. EBITDA includes conservation land EBITDA of $13.1 million and $6.1 million in the first quarters of 2003 and 2002, respectively. EBITDA includes income from discontinued operations of $4.2 million in the first quarter of 2002 from the discontinued operations of ARS.


                               Table 11
                  Consolidated Quarterly Comparisons
                             (As Reported)
               ($ in millions except per-share amounts)

                                                Quarter-    Quarter-
                                                  Ended       Ended
                                               March 31,   March 31,
                                                   2003        2002
                                               ----------- -----------

Total revenues                                   $146.5      $121.7
Operating expenses                                108.2        88.4
Depreciation and amortization                       6.6         4.9
Corporate expenses                                  6.0         5.3
                                               ----------- -----------
Operating profit                                   25.7        23.1
Other income (expense)                             (2.3)       93.5
                                               ----------- -----------
Income before taxes and minority interest          23.4       116.6
Income tax expense                                 (8.7)      (44.2)
Minority interest                                  (0.3)       (0.2)
Discontinued operations, net of income taxes         --         2.2
                                               ----------- -----------
Net Income(a)                                     $14.4       $74.4
                                               =========== ===========
Net Income per diluted share                      $0.18       $0.90
                                               =========== ===========

EBITDA                                            $34.9       $35.8
                                               =========== ===========
EBITDA per diluted share                          $0.45       $0.43
                                               =========== ===========

Weighted average diluted shares outstanding     78,333,833  82,974,001

(a) During the first quarter of 2002, the company recorded $61.5 million net of taxes resulting from the settlement of a portion of forward-sale contracts (pretax gains of $94.7 million). Net Income includes conservation land net income of $8.3 million in the first quarter of 2003 and $3.7 million in the first quarter of 2002.


                               Table 12
                    Quarterly Segment Income Before
                      Taxes and Minority Interest
                            ($ in millions)

                         March   Dec 31,  Sept 30, June 30,   March
                           31,     2002     2002     2002       31,
                          2003                                 2002
                        -------- -------- -------- --------- --------

Community residential
 real estate             $8.5     $19.7    $21.4     $22.2     $9.4
Commercial real estate    3.5       4.5     (1.1)     (0.6)    (0.9)
St. Joe Land             17.6      30.7      8.6      10.5     18.4
Forestry                  1.9       2.0      1.7       2.3      1.9
Corporate and other
  including
  transportation         (8.1)     28.4    (11.1)    (13.7)    87.8
                        -------- -------- -------- --------- --------
Income from continuing
  operations before
  income taxes and
  minority interest     $23.4     $85.3    $19.5     $20.7    $116.6
                        ======== ======== ======== ========= ========

                          Table 12 Continued

                        Dec 31,  Sept 30,  June 30,
                          2001     2001      2001
                        -------- --------- ---------

Community residential
 real estate              $16.8    $14.1    $10.3
Commercial real estate      3.3    ( 0.9)     3.9
St. Joe Land               12.5     15.8     21.1
Forestry                    1.3      1.6      2.9
Corporate and other
  including
  transportation           (7.9)   (11.0)    (6.1)
                        -------- --------- ---------
Income from continuing
  operations before
  income taxes and
  minority interest       $26.0    $19.6    $32.1
                        ======== ========= =========


    Conference Call Information

    St. Joe will host an interactive conference call to review the company's results for the first quarter ended March 31, 2003 on Tuesday, April 22, 2003, at 10:00 AM Eastern Daylight Time.
    To participate in the call, please phone 800.230.1059 (for domestic calls from the United States) or 612.332 0107 (for international calls) approximately ten minutes before the scheduled start time. Approximately three hours following the call, you may access a replay of the call by phoning 800.475.6701 (domestic) or
320.365.3844 (international) using access code 680295.
    The St. Joe Company will also webcast the conference call live over the Internet in a listen-only format by visiting the company's web site at http://www.joe.com. Access will be available 15 minutes prior to the scheduled start time. A replay of the conference call will be posted to the St. Joe web site approximately three hours following the call.
    The St. Joe Company, a publicly held company based in Jacksonville, is one of Florida's largest real estate operating companies. It is engaged in community, commercial, industrial, leisure and resort development, along with commercial real estate services. The company also has significant interests in timber.
    More information about St. Joe can be found online at http://www.joe.com

    Forward-Looking Statements

    We have made forward-looking statements in this earnings release. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as that information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ, possibly materially, from those in the information. You can find many of these forward-looking statements by looking for words such as "intend," "anticipate," "believe," "estimate," "expect," "plan" or similar expressions in this release. In particular, forward-looking statements include, among others, statements about the following:

    -- the size and number of commercial buildings and residential units;

    -- the expected development timetables, development approvals and the ability to obtain approvals;

    --  the anticipated price range of developments;

    -- the number of units that can be supported upon full build out of a development;

    --  the number and price of anticipated land sales;

    -- estimated land holdings for a particular use within a specific time frame;

    --  absorption rates and expected gains on land sales;

    -- future operating performance, cash flows, and short and long-term revenue and earnings growth rates;

    --  comparisons to historical projects; and

    -- the number of shares of company stock which may be purchased under the terms of the company's existing or future share-repurchase program.

    Forward-looking statements are not guarantees of performance. You are cautioned not to place undue reliance on any of these forward-looking statements. These statements are made as of the date hereof based on current expectations, and we undertake no obligation to update the information contained in this release.
    Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include, among others, the following:

    -- economic conditions, particularly in Florida and key southeast United States areas that serve as feeder markets to the company's Northwest Florida operations;

    --  acts of war, terrorism or other geopolitical events;

    -- local conditions such as an oversupply of homes and home sites and residential or resort properties, or a reduction in the demand for real estate in an area;

    -- timing and costs associated with property developments and rentals;

    --  competition from other real estate developers;

    -- whether potential residents or tenants consider our properties attractive;

    -- increases in operating costs, including increases in real estate taxes;

    -- changes in the amount or timing of federal and state income tax liabilities resulting from either a change in our application of tax laws, an adverse determination by a taxing authority or court, or legislative changes to existing laws;

    --  how well we manage our properties;

    -- changes in interest rates and the performance of the financial markets;

    -- decreases in market rental rates for our commercial and resort properties;

    --  decreases in the prices of wood products;

    -- the pace of development of public infrastructure, particularly in Northwest Florida;

    -- adverse changes in laws or regulations affecting the development of real estate;

    -- the availability of funding from governmental agencies and others to purchase conservation lands; and

    --  adverse weather conditions.

    Additional risk factors are described in our other periodic reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2002.

    Copyright 2003, The St. Joe Company. "Advantis,""WindMark,"
"SouthWood," "WaterColor,"WaterSound,"RiverCamps," and the "taking flight" logo are service marks of The St. Joe Company. Arvida is a registered trademark.

    CONTACT: The St. Joe Company, Jacksonville
             Media Contact:
             Jerry M. Ray, 904/301-4430
             Investor Contact:
             Steve Swartz, 904/301-4347